UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

Sybron Dental Specialties, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16057	33-0920985
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

1717 West Collins Avenue

Orange, California 92867

(Address of principal executive offices)

(714) 516-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Sybron Dental Specialties, Inc. (the “Company”) and Gregory D. Waller entered into an agreement on March 31, 2005 (the “Second Amendment”) amending the Termination Agreement previously entered into by the parties on November 16, 2004 and amended on December 27, 2004. The Termination Agreement was entered into by the parties in connection with Mr. Waller’s pending retirement as Vice President-Finance, Chief Financial Officer and Treasurer of the Company. The Second Amendment, which is effective as of November 16, 2004, made the following changes to the Termination Agreement.

1.	The date on which Mr. Waller’s employment with Company will be terminated was changed from April 1, 2005 to May 10, 2005 (the “Termination Date”).

2.	Clause (iv) of Paragraph 6 of the Termination Agreement was removed. The clause had, upon Waller signing a Full and Complete Release of Liability within 30 days of the Termination Date, provided for an extension of Waller’s right to exercise, for a period of two years following the Termination Date, all of the outstanding and exercisable stock options for Sybron Dental Specialties common stock he owns as of the Termination Date.

The original Termination Agreement is described in and filed as an exhibit to the Company’s Current Report on Form 8-K dated November 15, 2004, filed on November 16, 2004. The amendment to the Termination Agreement made on December 27, 2004 is described in and filed as an exhibit to the Company’s Current Report on Form 8-K dated December 23, 2004, filed on December 30, 2004.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On November 16, 2004, the Company filed a Current Report on Form 8-K disclosing that Gregory D. Waller would be retiring as Vice President-Finance, Chief Financial Officer and Treasurer after approximately 30 years with the Company and that Mr. Waller would remain in his position until at least April 1, 2005, and possibly longer depending on the progress of the Company’s search for his replacement. As discussed below, on April 4, 2005, the Board of Directors of the Company appointed Bernard J. Pitz as Vice President-Finance, Chief Financial Officer and Treasurer of the Company to succeed Mr. Waller, effective as of May 11, 2005.

(c) On April 4, 2005, the Board of Directors of the Company appointed Bernard J. Pitz as Vice President-Finance, Chief Financial Officer and Treasurer of the Company effective as of May 11, 2005. Mr. Pitz will succeed Gregory D. Waller, who, as described above, will retire as Vice President-Finance, Chief Financial Officer and Treasurer effective as of May 10, 2005. It is expected that Mr. Pitz and the Company will enter into an employment agreement on or about May 11, 2005. The Company plans to file a description of the material terms of the employment agreement via an amendment to this Form 8-K.

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Mr. Pitz, 44, joined the Company from Universal Electronics Inc., a leading wireless technology developer, where he served as Senior Vice President and Chief Financial Officer since November 2003. Prior to UEI, Mr. Pitz served as Vice President of Finance for Corning Incorporated’s worldwide frequency control operations; Corning Incorporated is engaged in the manufacture and sale of frequency control products. Mr. Pitz joined Corning Incorporated in 2000, as a result of its acquisition of Oak Industries, a company engaged in the manufacture and sale of frequency control products. He served as Oak Industries’ Vice President of Finance, North America. From 1983 to 1998, Mr. Pitz held a variety of financial and operating positions at Motorola in the United States and China.

(d) On April 4, 2005, the Board of Directors of the Company, upon the recommendation of the Corporate Governance/Nominating Committee, increased the size of the Board of Directors from six to eight members and elected William Donan and R. Jeffrey Harris as new directors to fill the newly created directorships, effective as of April 4, 2005. Mr. Donan will serve as a Class II director for a term expiring in 2008 and Mr. Harris will serve as a Class I director for a term expiring in 2007. In addition, Mr. Donan and Mr. Harris were each appointed to the Corporate Governance/Nominating and Compensation committees of the Board of Directors, and Mr. Harris has been designated the Chairman of the Compensation Committee. Director Kenneth F. Yontz will cease to be a member of these committees. There was no arrangement or understanding between either of Mr. Donan or Mr. Harris and any other persons pursuant to which Mr. Donan and Mr. Harris were selected as directors and there are no related party transaction between either of Mr. Donan or Mr. Harris and the Company. A copy of the Company press release announcing the appointment of Mr. Donan and Mr. Harris is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.1	Second Amendment to Termination Agreement, effective as of November 16, 2004, between Sybron Dental Specialties, Inc. and Gregory D. Waller.

99.1	Press Release announcing the election of William Donan and R. Jeffrey Harris to the Board of Directors and the appointment of Bernard J. Pitz as Vice President-Finance, Chief Financial Officer and Treasurer of the Company effective as of May 11, 2005.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYBRON DENTAL SPECIALTIES, INC.

Date: April 8, 2005	By:	/s/ STEPHEN J. TOMASSI
Stephen J. Tomassi
Vice President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amendment to Termination Agreement, effective as of November 16, 2004, between Sybron Dental Specialties, Inc. and Gregory D. Waller.

99.1	Press Release announcing the election of William Donan and R. Jeffrey Harris to the Board of Directors and the appointment of Bernard J. Pitz as Vice President-Finance, Chief Financial Officer and Treasurer of the Company effective as of May 11, 2005..

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